Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES ANTICIPATED THIRD QUARTER SALES ATTRIBUTABLE TO ITS RECENTLY ACQUIRED SUBSIDIARY, MANITEX, INC.

WIXOM, MI. October 10, 2006 – Veri-Tek International, Corp. (AMEX: VCC)(“Veri-Tek” or the “Company”) today announced that based on current information, it anticipates that sales from its recently acquired subsidiary, Manitex, Inc., for the three month period ending September 30, 2006, will be approximately $19 million and for the year ending December 31, 2006, will be approximately $67 million.

The Company also anticipates that operating margin of its Manitex subsidiary for the quarter ended September 30, 2006, will be approximately 7.5%.

Outlook for Manitex for the Remainder of 2006 and 2007

Fourth quarter sales of our Manitex subsidiary for 2006 are expected to be approximately $18 million or slightly less than the third quarter due to fewer production days available in the fourth quarter, but operating margins are expected to continue their gradual improvement. We anticipate that this will result in anticipated sales attributable to our Manitex subsidiary of approximately $37 million for the second half of fiscal 2006 or a 23% increase over such sales for the first six months of 2006.

Veri-Tek expects this momentum to carryover into 2007, when it expects sales of its Manitex subsidiary to be in the range of $75-$77.5 million for the fiscal year ended December 31, 2007. Operating margins relating to the Manitex subsidiary are expected to continue to improve during this period to a range of 8.0% to 8.5%.

SAFE HARBOR STATEMENT

The press release contains forward-looking information based on Veri-Tek’s current expectations, including statements relating to expected sales and operating margins of our Manitex subsidiary. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Veri-Tek’s control, include among others: Veri-Tek’s business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; Veri-Tek’s business is sensitive to fluctuations in interest rates and government spending; the retention of key management personnel; Veri-Tek’s businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Veri-Tek’s continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of supplies and customers, and their continued access to capital; Veri-Tek’s debt outstanding and the need to comply with restrictive covenants contained in Veri-Tek’s debt agreements; product liability claims and other liabilities arising out of Veri-Tek’s business; Veri-Tek achieving expected benefits from its recently acquired subsidiary, Manitex, Inc.; and other factors, risk, uncertainties more specifically set forth in Veri-Tek’s filing with the SEC. Actual events or the actual factual results of Veri-Tek may differ materially from any forward-looking statements due to those and other risks, and uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Veri-Tek expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements included in this release to reflect any changes in Veri-Tek’s expectations with regard thereto or any changes in events, conditions, or circumstances on which such statement is based.

ABOUT VERI-TEK INTERNATIONAL, CORP.

Founded in 1993, Veri-Tek designs, develops and builds specialty equipment for the automotive and heavy equipment industries utilizing patented and patent pending technology that identifies product defects and production problems early in our customers’ manufacturing process. The Company also provides testing services for automotive driveline products and can manufacture certain products for the automotive industry via proprietary manufacturing methods. Through its Manitex, Inc. subsidiary, Veri-Tek is a leading provider of engineered lifting solutions in North America. Based in Georgetown, Texas, Manitex designs, manufacturers, and markets a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects and infrastructure development, including, roads, bridges and commercial construction, and most recently, energy exploration.

For Additional Information Contact:

Michael C. Azar

Veri-Tek International, Corp.

248.220.2001